Exhibit 3.1

Certificate of Incorporation

of

CHINA PRECISION STEEL, INC.

FIRST:	The name of the Corporation is China Precision Steel, Inc. (the Corporation”).

SECOND:

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware Code”).

FOURTH:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 62,000,000 shares of common stock, par value $0.001 per share and 8,000,000 shares of preferred stock, par value $0.001 per share.

FIFTH:	The name and mailing address of the incorporator are Amy M. Ling, c/o Kirkpatrick & Lockhart Preston Gates Ellis LLP, One Lincoln Street, Boston, MA 02111-2950.

SIXTH:

(A) The Board shall have the power to adopt, amend and repeal the By-laws of the Corporation. The stockholders entitled to vote in the election of directors may adopt additional By-laws and may amend or repeal any By-law adopted by the Board.

(B) Subject to the rights of the holders of any class or series of capital stock having a preference over the Common Stock as to dividends and/or upon liquidation, the number of directors that shall constitute the entire Board shall not be less than three (3) nor more than nine (9), with the actual number of directors to be determined from time to time by the Board pursuant to duly adopted resolutions of the Board.

SEVENTH:

Meetings of stockholders shall be held at such place, in or outside the State of Delaware, as may be designated by or in the manner provided in the By-laws of the Corporation or, if not so designated, as determined by the Board. Elections of directors need not be by written ballot except as and to the extent required by the By-laws of the Corporation.

EIGHTH:

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such elimination or limitation of liability is not permitted under the

Delaware Code as in effect at the time of breach of such fiduciary duty. Any amendment, modification or repeal of this article or of the Delaware Code shall not adversely affect any right or protection of a director of the Corporation with respect to any such breach of fiduciary duty occurring prior to the time of such amendment, modification or repeal.

NINTH:

(A) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the Delaware Code, each director and officer of the Corporation who was or is, or is threatened to be made, a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan, or a person serving another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity in any of the foregoing capacities at the request of the corporation (an “Authorized Representative”), against all expenses (including attorneys’ fees and disbursements), liabilities, judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, whether the basis of such person’s involvement in the Proceeding is an alleged act or omission in such person’s capacity as an authorized representative or in another capacity while serving in such capacity, or both. The Corporation shall be required to indemnify an incumbent or former director or officer in connection with a Proceeding initiated by such person only if and to the extent that such Proceeding was authorized by the board or it is a civil suit by such person to enforce rights to indemnification or advancement of expenses.

(B) The Corporation shall promptly pay all expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by a director or officer of the Corporation in defending or appearing (otherwise than as a plaintiff) in any Proceeding described in Paragraph (A) of this Article in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by a final, unappealable judicial decision that such person is not entitled to be indemnified for such expenses under this Article or otherwise.

(C) The Corporation shall have the power to indemnify, as determined by the Board in its discretion, any person who was or is, or is threatened to be made, a party to or otherwise involved in any Proceeding by reason of the fact that such person is or was an Authorized Representative, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, whether the basis of such person’s involvement in the Proceeding is an alleged act or omission in such person’s capacity as an Authorized Representative or in another capacity while serving in such capacity or both. The Corporation may, as determined by the Board in its discretion from time to time, pay expenses actually and reasonably incurred by any such person by reason of such person’s involvement in such a Proceeding in advance of the final disposition of the Proceeding, to the fullest extent permitted by applicable law.

(D) The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article shall be presumed to have been relied upon by Authorized Representatives of the Corporation in serving or continuing to serve the Corporation, shall continue as to a person who ceases to be an Authorized Representative, shall inure to the benefit of the heirs, executors and administrators of such person, and shall be enforceable as contact rights. Such rights shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, agreement, the Corporation’s By-laws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position. The Corporation may enter into contracts to provide any Authorized Representative with specific rights to indemnification and advancement of expenses, which contacts may confer rights and protections to the maximum extent permitted by applicable law. The Corporation may purchase and maintain insurance, borrow money, create trust funds, pledge, mortgage or create security interests in the assets of the Corporation, obtain letters of credit or use other means from time to time to ensure payment of such amounts as may be necessary to perform the Corporation’s obligations under this Article or in any such contract, whether or not the Corporation would have the power to indemnify an Authorized Representative against such loss, liability and expenses. The Corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the Corporation. The By-laws of the Corporation may contain additional provisions implementing and supplementing the provisions of this Article.

(E) Any amendment, modification or repeal of this Article shall not adversely affect any right or protection of an Authorized Representative of the Corporation with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.

TENTH:

Any action permitted or required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, only if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares of the Common Stock having not less than the minimum number of votes that would be necessary to authorize or have such action at meeting at which all shares entitled to vote thereon were present and voted.

The undersigned incorporator makes this Certificate for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, and hereby declares and certifies that this is the act and deed of the undersigned and that the facts stated herein are true.

Date: September 13, 2007

/s/ Amy M. Ling
Amy M. Ling
Sole Incorporator